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                                                              EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT



DATED:         June 20, 1997

BETWEEN:       Protection One Alarm Monitoring, Inc.,
                a Delaware corporation
               3900 S.W. Murray Boulevard
               Beaverton, Oregon 97005                        ("Buyer")

AND:           Able Alarms of Arizona, Incorporated,
                an Arizona corporation
               4114 E. Indian School Road
               Phoenix, Arizona 85018                         ("Company")

AND:           Jeffrey E. Kerr
               4114 E. Indian School Road
               Phoenix, Arizona 85018                         ("Stockholder")


                                    RECITALS:

               A. Stockholder is the owner of fifty percent (50%) of the issued and outstanding shares of the capital stock (the "AAA Stock") of the Company; and


               B. Buyer desires to purchase the AAA Stock from Stockholder and Stockholder desires to sell all such AAA Stock to Buyer, on the terms and conditions hereinafter set forth.



               NOW, THEREFORE, the parties hereto agree as follows:

               1. Definitions. The following terms shall be defined as set forth below:

                  1.1 Alarm Accounts. The term "Alarm Accounts" is defined as all installed monitored alarm accounts of the Company set forth on SCHEDULE 1.1(A) for the Alarm Accounts with Contracts (the "Written Alarm Accounts") and
SCHEDULE 1.1(B) for the Alarm Accounts without Contracts (the "Oral Alarm Accounts") to be attached at the Closing to the Closing Addendum, including all Equipment and goodwill related thereto, all available records (including, without limitation, service and installation records), files, computer information, monitoring codes, upload codes, download codes, master codes, lock-out codes, communicator identification codes and



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goodwill related thereto, and any and all Contracts and related agreements for alarm systems and services between the Company and Subscribers.

                  1.2 Assets. The term "Assets" is defined as all of the Alarm Accounts, Equipment, the Other Property, the Telephone Lines of the Company as of the Closing, which will include all of the tangible and intangible assets of the Company as of the Closing Date and which will not include on the Closing Date the tangible and intangible assets of the Company listed on SCHEDULE 1.2 to be attached at the Closing to the Closing Addendum which the Company transferred to Stockholder or to Stockholder's designee prior to the Closing (the "Excluded Assets").

                  1.3 Assumed Liabilities. The term "Assumed Liabilities" is defined as (i) all obligations of Company to Subscribers to provide monitoring, warranty, repair or other security services pursuant to written Contracts, as that term is defined in Section 5.16, and the Other Contracts, as that term is defined in Section 1.16, included in the Assets listed in Section 1.2 and all express limited warranty obligations for alarm systems sold and installed by the Company prior to Closing and (ii) all other liabilities set forth on SCHEDULE 1.3(A), if any, to be attached at the Closing to the Closing Addendum, which shall set forth (a) the liabilities which will not be deducted from the Purchase Price and (b) the liabilities which will be deducted from the Purchase Price. The Assumed Liabilities shall not include the liabilities set forth on SCHEDULE 1.3(B) to be attached at the Closing to the Closing Addendum which the Company transferred to Stockholder or to Stockholder's designee prior to Closing (the "Excluded Liabilities").

                  1.4 Closing and Closing Date. The terms "Closing" and "Closing Date" are defined as June 30, 1997, or such earlier date as the parties may mutually agree upon in writing when the Closing of the purchase and sale of the AAA Stock is consummated. The transfer to Buyer of control and the responsibility of the Company shall be effective as of 12:01 a.m. Pacific Daylight Savings Time on the day following the Closing Date.

                  1.5 Closing Value. The term "Closing Value" is defined as the average per share closing price of Parent's shares of common stock for the ten
(10) trading days ending two (2) trading days prior to the date of this Agreement, which is equal to Thirteen and 25/1000 Dollars ($13.025).

                  1.6 Deferred Payment. The term "Deferred Payment" is defined as an amount equal to twelve percent (12%) of the QRR of the Alarm Accounts as of the Closing Date, multiplied by a factor of thirty-nine (39), which is subject to adjustment under Section 3, against which any Net Lost QRR, as that term is defined in Section 3.4.2, shall be subtracted.

                  1.7 Environmental Laws. The term "Environmental Laws" is defined as any and all foreign and domestic federal, state and local laws (including case law), regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions relating to the environment or to


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emissions, discharges or releases of pollutants, contaminants, Hazardous
Substances or wastes that affect human health and the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

                  1.8 Environmental Liabilities. The term "Environmental Liabilities" is defined as all liabilities, whether vested or unvested, contingent or fixed, which (i) arise under or relate to Environmental Laws and
(ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

                  1.9 Equipment. The term "Equipment" means any and all installations and equipment owned or leased by the Company at Subscribers' residences or places of business with respect to the Alarm Accounts.

                  1.10 Guaranty Period. The term "Guaranty Period" is defined as the nine (9) month period following the Closing Date.

                  1.11 Hazardous Substances. The term "Hazardous Substances" is defined as any toxic, radioactive, caustic or otherwise hazardous substance regulated by any Environmental Law, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any material constituent elements displaying any of the foregoing characteristics.

                  1.12 Lost QRR. The term "Lost QRR" is defined as the QRR (which was determined as of the Closing Date) for any Alarm Accounts which were canceled because a notice of cancellation, dispute or intent not to renew had been received by Buyer or the Company, either orally or in writing, after the Closing Date and/or which had an accounts receivable balance at least sixty (60) days past due at the Closing Date which receivables balance due as of the Closing Date was not paid in full on or before the expiration of the Guaranty Period and which had been canceled or terminated by Buyer prior to the expiration of the Guaranty Period. Lost QRR will not include: (i) Alarm Accounts which are canceled due to the Subscriber moving and within sixty (60) days of cancellation either the Subscriber signs a new monitoring agreement at a new location or a new customer signs a new monitoring agreement at Subscriber's original location; or (ii) Alarm Accounts which cancel due to service or monitoring problems attributable to the negligence of Buyer or the Company after the Closing Date.

                  1.13 Material Adverse Effect. The term "Material Adverse Effect" is defined as any change, effect or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on (i) the condition (financial or otherwise) or prospects of the Company, its business or the Assets, or (ii) the operation of the business before or after the Closing Date or the ownership or other use of the Assets by Buyer and the Company thereafter.


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                  1.14 Other Property. The term "Other Property" is defined as
Stockholder's trademarks, tradenames and intellectual property rights listed in
SCHEDULE 1.14 to be attached at the Closing to the Closing Addendum.

                  1.15 Purchase Price and Closing Price Components. The term "Purchase Price" is defined as an amount equal to: (i) fifty percent (50%) of the QRR of the Alarm Accounts as of the Closing Date, multiplied by a factor of thirty-eight (38); less (ii) the Unearned Income as of the Closing Date; and less (c) the Assumed Liabilities, if any, described in subparagraph (b) of
SCHEDULE 1.3(A), all of which shall be subject to adjustment under Sections 3.3 and 3.4 hereof. The items comprising the "Closing Price Components" are set forth in SCHEDULE 1.15 (the "Closing Purchase Price Schedule").

                  1.16 QRR. The term "QRR" is defined as the gross monthly recurring revenue of the Written Alarm Accounts, as such term is defined herein, under valid Contracts, as such term is defined in Section 5.16, and of the Oral Alarm Accounts, as such term is also defined herein, under any valid contracts the Company has in effect for the Oral Alarm Accounts (the "Other Contracts") for the leasing, monitoring and servicing of alarm systems which are in full force and effect as of the Closing Date, do not contain restrictions or limitations against assignment to Buyer and which have receivable balances which are current or no more than ninety (90) days past due. QRR is reduced by: (i) the total monthly charge paid to third party response agencies for patrol or alarm response; and (ii) a deduction for leased alarm accounts if ownership of the alarm system passes to the Subscriber at the end of the lease. QRR does not include any amounts derived from or which are expected to be derived from: (a) services to be provided under any Contract or Other Contract which by its terms is terminable and has been terminated by a Subscriber as a result of the consummation of the transaction contemplated hereby; (b) services to be provided under any Contract or Other Contract as to which verbal or written notice of cancellation, termination or non-renewal has been received prior to the Closing;
(c) time and materials charges or any other like charges for non-recurring, non-regular services; (d) reimbursement for or prepayment of leased telephone line charges associated with the Alarm Accounts; (e) reimbursement for or prepayment of any false alarm assessments; and (f) reimbursement for or prepayment of any taxes, fees, increased monitoring charges or other charges imposed by any governmental authority with respect to the furnishing of alarm services. Quarterly, semi-annual and annual billings shall be divided by three
(3), six (6) and twelve (12), respectively, to determine the monthly recurring revenue amount.

                  1.17 Replacement Accounts. The term "Replacement Accounts" means a monitored alarm contract, including all leased equipment related thereto, and any and all related agreements for leasing, installation, maintenance, servicing and/or monitoring of alarm systems owned by Stockholder or JK Alarms of Arizona, Inc. after the Closing Date which is used to replace Lost QRR under Section 3.4.3 of this Agreement. As of the date of transfer of each Replacement Account to Buyer or the Company, all terms, conditions and representations applicable to the Alarm Accounts shall apply in all material respects to each Replacement Account.


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                  1.18 Subscriber. The term "Subscriber" is defined as any
person, business, corporation or other entity that has an Alarm Account with the Company for the provision of alarm and monitoring services.

                  1.19 Taxes. The term "Taxes" is defined as any and all federal, state, local, foreign or other taxes (including all those related to income, gross receipts, franchise, excise, sales and use, social security, unemployment, workers' compensation, ad valorem and property taxes).

                  1.20 Telephone Lines. The term "Telephone Lines" is defined as the Company's interest in all of the telephone lines, voice service lines, call back lines and numbers on which the Alarm Accounts are being monitored or which are otherwise used or owned by the Company in connection with the business. All of the telephone numbers for the Telephone Lines shall be listed in SCHEDULE
1.20 to be attached at the Closing to the Closing Addendum.

                  1.21 Unearned Income. The term "Unearned Income" is defined as: (i) all accounts receivable billed by the Company for services to be rendered on or after the Closing to the Alarm Accounts by Buyer; and (ii) payments and deposits received by the Company prior to the Closing, for services to be rendered on or after the Closing to the Alarm Accounts by Buyer.

               2. Agreement to Purchase and Sell AAA Stock. In reliance upon the warranties, representations and covenants of Stockholder contained in this Agreement, and subject to the provisions in this Agreement, Buyer agrees to purchase from Stockholder at the Closing all of the issued and outstanding shares of the AAA Stock of the Company of which Stockholder is the owner and holder. In reliance on the warranties, representations and covenants of Buyer contained in this Agreement, and subject to the provisions in this Agreement, Stockholder agrees to sell to Buyer at the Closing all of the AAA Stock of which Stockholder is the owner and holder.

               3. Purchase Price and Adjustments to Purchase Price.

                  3.1 Payment of the Purchase Price. The Purchase Price shall be paid to Stockholder as follows:

                      3.1.1 Closing Payment. On the Closing Date, Buyer shall pay to Stockholder the following:

                             (a) An amount equal to sixty percent (60%) of the
Purchase Price, less the Deferred Payment, by check or wire transfer to Stockholder; and

                             (b) An amount equal to forty percent (40%) of the
Purchase Price by delivering to Stockholder stock certificates for shares of common stock of Protection One, Inc., par value $.01 per share (the "Pro One Stock"), the number of shares of which shall equal forty percent (40%) of the Purchase Price divided by the Closing Value (the amounts payable pursuant


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to subsections (a) and (b) are collectively referred to herein as the "Closing
Payment"). Rather than issue fractional shares of Pro One Stock, Buyer will pay in cash the amount of any fractional shares of Pro One Stock to which Stockholder would be entitled.

                       3.1.2 Deferred Payment. Buyer shall pay the Deferred Payment to Stockholder within ninety (90) days after the end of the Guaranty Period, subject to adjustment in accordance with Sections 3.3 and 3.4.


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                  3.2 Registration of Pro One Stock.

                       3.2.1 Registration Statement. Prior to the Closing Date, Buyer shall cause Protection One, Inc. (the "Parent") to file a Registration Statement on Form S-3 registering the offer and sale by Stockholder from time to time of the Pro One Stock delivered to Stockholder under this Agreement. To evidence the obligation of Parent to register the Pro One Stock, Parent and Stockholder shall enter into a Registration Rights Agreement concurrently herewith defining their respective rights and responsibilities with respect to the Pro One Stock and Stockholder shall execute and deliver to Buyer an affidavit verifying the status of Stockholder as an "accredited investor" within the meaning of Rule 501(a)(1) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, a copy of the forms of which are attached hereto as SCHEDULE 12.12 and by this reference incorporated herein.

                       3.2.2 Exchange of Pro One Stock. If for any reason the Registration Statement filed by Parent does not become effective on or before July 31, 1997, Stockholder may tender to Buyer the stock certificates for the Pro One Stock delivered by Buyer to Stockholder pursuant to Section 3.1.1(b) and Buyer, upon receipt of such stock certificates, shall pay to Stockholder an amount equal to forty percent (40%) of the Purchase Price, less any amounts paid at the Closing for any fractional shares of Pro One Stock to which Stockholder would be entitled, by check or wire transfer to Stockholder.

                  3.3 Purchase Price Adjustments. The Purchase Price, including the Closing Payment and Deferred Payment, shall be subject to adjustments as follows:

                       3.3.1 Final Purchase Price Schedule. Within one hundred twenty (120) days after the Closing Date, Buyer will prepare and deliver to Stockholder a schedule (the "Final Purchase Price Schedule"), setting forth any adjustments to the Purchase Price based upon any changes, differences or discrepancies in the Closing Price Components as scheduled or represented herein as of the Closing Date. If Stockholder disagrees with any adjustments shown on the Final Purchase Price Schedule, the Stockholder shall notify Buyer within fourteen (14) days of receipt of the Final Purchase Price Schedule by a written notice setting forth the basis for the disagreement. Any differences regarding the Final Purchase Price Schedule not resolved with one hundred fifty (150) days after the Closing Date shall be resolved in accordance with Section 20.10.

                       3.3.2 Purchase Price Adjustment. In the event the Closing Price Components set forth in the Final Purchase Price Schedule are more or less than the Closing Price Components used to calculate the Purchase Price at Closing, then and in such event, the Purchase Price, Closing Payment and Deferred Payment shall be adjusted upwards or downwards accordingly. If the Purchase Price, Closing Payment and Deferred Payment are adjusted upward as a result in change of any changes in the Closing Price Components other than a change in the QRR, Buyer shall, concurrently with the delivery of the Final Purchase Price Schedule, pay to Stockholder the amount of the increase. If the Purchase Price, Closing Payment and Deferred Payment is adjusted


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downwards as a result of a change in any of the Closing Price Components other than the QRR, unless Stockholder notified Buyer that Stockholder disagreed with the Final Purchase Price Schedule in accordance with Section 3.3.1, Stockholder shall, within twenty (20) days of the receipt of the Final Purchase Price Schedule, refund the amount of the decrease to Buyer. If the Purchase Price, Closing Payment and Deferred Payment is adjusted upwards as a result of a change in the QRR, Buyer shall, concurrently with the delivery of the First Purchase Price Schedule, pay to Stockholder an amount equal to the QRR set forth on the Final Purchase Price Schedule (the "Final QRR") less the QRR determined at Closing (the "Closing QRR"), multiplied by a factor of thirty-nine (39) and then multiplied by eighty-eight percent (88%), and an amount equal to the Final QRR less the Closing QRR, multiplied by a factor of thirty-nine (39) and then multiplied by twelve percent (12%), shall be added to the Deferred Payment. If the Purchase Price is adjusted downward as a result of a change in the QRR, unless Stockholder notified Buyer that Stockholder disagreed with the Final Purchase Price Schedule in accordance with Section 3.3.1, Stockholder shall, within twenty (20) days of receipt of the Final Purchase Price Schedule, refund to Buyer an amount equal to the Closing QRR less the Final QRR, multiplied by a factor of thirty-nine (39) and then multiplied by eighty-eight percent (88%), and the Deferred Payment shall be decreased by an amount equal to the Closing QRR less the Final QRR, multiplied by a factor of thirty-nine (39) and then multiplied by twelve percent (12%). If Stockholder notified Buyer that Stockholder disagreed with the Final Purchase Price Schedule, the Stockholder shall refund any amounts to Buyer immediately upon resolution of any differences regarding the Final Purchase Price Schedule in the manner described in Section
3.3.1. If there are increases and decreases in the Purchase Price, they shall be offset against each other in determining the net amount to be paid.

                  3.4 QRR Guaranty.

                       3.4.1 Guaranty Period and QRR Guaranty. Stockholder hereby guarantees the QRR of the Alarm Accounts for the term of the Guaranty Period, subject to the terms and provisions contained in this Section 3.4 (the "QRR Guaranty").

                       3.4.2 Calculation of QRR Guaranty Payment. Within sixty
(60) days after the end of the Guaranty Period, Buyer shall determine the Net Lost QRR by subtracting the QRR of Replacement Accounts from all Lost QRR. The Purchase Price and Deferred Payment shall be reduced if the Net Lost QRR is less than ninety-eight percent (98%) of the Lost QRR, in which case the balance of the Purchase Price and the Deferred Payment due to Stockholder shall be reduced by an amount equal to ninety-eight percent (98%) of the Lost QRR less the Net Lost QRR multiplied by a factor of thirty-nine (39) (the "QRR Guaranty Payment"). Buyer shall prepare and deliver to Stockholder a written statement showing the computation of the QRR Guaranty Payment.

                       3.4.3 Replacement Accounts. During the Guaranty Period, Buyer shall provide to Stockholder, on or before the twentieth (20th) day of each month, a report ("QRR Report") listing the Lost QRR ("Monthly Lost QRR") for the previous full calendar month. If Stockholder desires to transfer Replacement Accounts to the Company to replace Monthly Lost


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QRR, then Stockholder or JK Alarms of Arizona, Inc. must transfer such
Replacement Accounts to the Company within thirty (30) days after the date of such monthly QRR Report and before the forty- fifth (45th) day after the end of the Guaranty Period. The QRR for Replacement Accounts transferred to the Company shall not exceed the Monthly Lost QRR set forth in the QRR Report dated within thirty (30) days prior to the date of each transfer of Replacement Accounts. Each Replacement Account must be located in Buyer's existing market areas of Arizona, California, Colorado, Nevada, New Mexico, Oregon, Utah and Washington or in Northwestern Idaho ("Buyer's Market"), and shall meet the representations agreed to herein which are applicable to the Alarm Accounts, including without limitation, the definitions of Alarm Accounts and QRR, as of the date of transfer of the Replacement Account. Buyer will not accept as Replacement Accounts any accounts which are subject to oral agreements or which are more than thirty (30) days past due as of the date of transfer to Buyer. In addition, on the date each Replacement Account is transferred to the Company, there shall be no more than two (2) months of either free monitoring service or of prepaid monitoring service. Each Replacement Account shall be transferred to the Company pursuant to a form contract expressly approved by Buyer, a form utilized by Buyer or a form substantially similar to Buyer's form contract. Upon transfer to the Company of a Replacement Account which conforms to the requirements set forth herein, the Replacement Account shall be deemed to be an Alarm Account, and shall be subject to all terms, conditions, representations and warranties set forth in this Agreement as it relates to the Alarm Accounts. Contemporaneously with the transfer of the Replacement Account to the Company, Stockholder shall also deliver to the Company all contracts, records, information and documents which Buyer may reasonably require in order to take possession and control of the Replacement Account and to provide monitoring service. Stockholder shall execute such documents as Buyer shall reasonably require to evidence the Company's ownership of the Replacement Accounts and the alarm system equipment related thereto if it is owned by Stockholder. JK Alarms of Arizona, Inc. will monitor the Replacement Accounts on one of the Telephone Lines which will be transferred to Buyer in accordance with the Maintenance and Monitoring Agreement attached as SCHEDULE 8.3. In the event a Replacement Account must be reprogrammed in order to be monitored by Buyer's central monitoring station, Stockholder shall reprogram, at its cost, each Replacement Account within fifteen (15) days after transfer to the Company of the Replacement Account.

                       3.4.4 Transfer of Lost QRR Customer Files to Stockholder. Within twenty (20) days after the end of each month during the Guaranty Period, Buyer will transfer to Stockholder, without recourse or warranty of any kind, the customer files for those Subscribers whose alarm accounts have been cancelled or terminated during the Guaranty Period and for which an adjustment to the Deferred Payment was made. Buyer reserves the right to collect past due charges, Buyer's customary cancellation fee and any other amounts due under the Contracts with the Subscribers, on any terms or conditions deemed acceptable by Buyer, in its sole discretion. Buyer makes no representations regarding the cancelled or terminated accounts transferred to Stockholder hereunder, and Stockholder acknowledges and agrees that Buyer shall have no liability to Stockholder if the Subscribers of these cancelled or terminated accounts fail to renew, reinstate or reaffirm their alarm account contracts with Stockholder.


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                       3.4.5 Payment of Balance of Deferred Payment. Buyer shall
pay to Stockholder ninety (90) days after the end of the Guaranty Period any positive Deferred Payment balance (after any adjustments under Section 3.4.2) remaining after subtracting the QRR Guaranty Payment. Any disputes regarding the QRR Guaranty Payment and Deferred Payment shall be resolved in accordance with
Section 20.10. Stockholder shall notify Buyer of any dispute relating to the QRR Guaranty Payment within fourteen (14) days after delivery of the schedule. If the QRR Guaranty Payment exceeds the Deferred Payment, then Buyer shall have no obligation to pay any of the Deferred Payment to Stockholder, and Stockholder shall have no obligation to pay to Buyer the amount by which the QRR Guaranty Payment exceeds the Deferred Payment.

               4. Additional Schedules Delivered as of the Closing Date. In addition to other schedules specified herein, Stockholder shall prepare and deliver the following schedules to Buyer to be attached to the Closing Addendum as SCHEDULES 4.1, 4.2, AND 4.3.

                  4.1 Schedule of Third Party Guarantees. A schedule setting forth, in detail, all third party guarantees related to any alarm monitoring accounts purchased by the Company, including all accounts purchased as a result of the acquisition of the assets of third parties and all accounts which have been separately purchased by the Company.

                  4.2 Schedule of Contracts and Agreements. A schedule setting forth, in detail, all of the noncompete agreements or covenants, nonsolicitation agreements or covenants and consulting agreements and other agreements between the Company and third parties relating to the Company's acquisition of QRR.

                  4.3 Schedule of Restrictive Agreements. A schedule setting forth, in detail, all contracts, agreements or understandings to which (a) the Company is a party or (b) the Company is in any way bound, and which in any way restrict or purport to restrict the Company's business whether with specified persons or in specified areas or otherwise.

               5. Representations, Warranties and Agreements of the Company and Stockholder. Except as otherwise set forth or described on SCHEDULE 5 ("Stockholder's Disclosure Schedule") or any other schedule or exhibit attached hereto, as such SCHEDULE 5 or any other schedule or exhibit may be updated on the Closing Date in the Closing Addendum, the Company and Stockholder agree, represent and warrant as follows:

                  5.1 Corporate Status of the Company. The Company is a corporation duly organized and validly existing under the laws of the State of Arizona. The Company does not have any subsidiaries and does not own any securities of, or have any proprietary interest in, any other entity. The Company has full corporate power and corporate authority to own, or hold under lease, the Assets and is qualified to conduct business in all jurisdictions except where the failure to qualify would not materially adversely affect the business of the Company.


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                  5.2 Outstanding Stock of the Company. The authorized capital stock of the Company consists of one hundred thousand (100,000) shares of common stock, no par value per share, of which three hundred seven and two-tenths (307 2/10) shares are issued and outstanding. All of the Company's issued and outstanding shares of stock have been validly issued to Stockholder and to Jeannette Bouvier, Trustee of the Kerr Charitable Trust dated May 28, 1997 (the "Other Stockholder"), and are fully paid and nonassessable and are not subject to any preemptive or other similar rights. There are no accrued and unpaid dividends on the preferred stock. Stockholder and the Other Stockholder are each the owner, beneficially and of record, of fifty percent (50%) of the issued and outstanding shares of the Company free and clear of all restrictions of any kind, nature or description. The Company has not authorized or issued any securities other than to Stockholder and to the Other Stockholder, and no person, corporation or entity holds any option, warrant or right to purchase or otherwise acquire any shares of capital stock of the Company. Stockholder and the Other Stockholder have not entered into any agreement with any former stockholder of the Company, if any, regarding the sale, transfer or disposition of the capital stock or Assets of the Company or in any manner affecting the capital stock or Assets of the Company.

                  5.3 Corporate Documentation. Stockholder has furnished, or shall have furnished on or before the Closing Date, to Buyer with a true and complete copy of the Company's Articles of Incorporation, certified by the Corporation Commission of the State of Arizona, a true and complete copy of the Company's Bylaws, certified by the Secretary of the Company, a certificate of the Corporation Commission of the State of Arizona evidencing the due organization and valid existence of the Company under the laws of the State of Arizona. In addition, the Company's stock transfer records and corporate records of the meetings of the directors and stockholders of the Company, all of which have been delivered, or all of which will have been delivered on or before the Closing Date, to Buyer, are true, accurate and complete and reflect all issues and transfers of stock to date and all actions and proceedings of such bodies to the Closing Date.

                  5.4 Authorization of Stockholder. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid obligation legally binding on Stockholder and is enforceable against Stockholder in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of this Agreement by Stockholder and the consummation of the transactions contemplated hereby by Stockholder do not and will not conflict with, or result in a breach, default, violation or loss of a material benefit under any agreement, mortgage, lease, license or other instrument or obligation of Stockholder or the Company in connection with the operation of the Company's business or any of the Assets; do not require the consent or permission of any person or governmental agency; and will not violate any law, rule or regulation of any agency or governmental body to which Stockholder or the Company is subject and that is individually or in the aggregate material to the transactions contemplated hereby. No registration, declaration or filing


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with any governmental or administrative authority is required on the part of
Stockholder or the Company in connection with the execution, delivery and performance of this Agreement.

                  5.5 Title to Stock. Stockholder has good and valid title to the AAA Stock, free and clear of all liens, claims, charges or other encumbrances, with full lawful right, power, capacity and authority to sell, assign, transfer and deliver the certificates for the AAA Stock to Buyer pursuant to this Agreement and to consummate the transactions contemplated hereby, and there are no agreements, arrangements or understandings restricting or otherwise relating to the transfer or voting of the AAA Stock. At the Closing, Buyer will receive good and valid title to the AAA Stock, free and clear of all liens, claims, charges or other encumbrances of any nature whatsoever.

                  5.6 Assets. The schedules describing or listing the Assets are, or will be on the Closing Date, true, accurate and complete and sets forth, and will set forth on the Closing Date, a complete and an accurate listing of all of the material intangible and tangible operating assets of the Company. The only material tangible and intangible operating assets of the Company are the Assets.

                  5.7 Excluded Assets. All of the Company's right, title and interest in the Excluded Assets have been assigned, or will have been assigned on or before the Closing Date, to Stockholder or his designee, and Stockholder or his designee has acknowledged, or will have acknowledged on or before the Closing Date, receipt of such assets.

                  5.8 Assumed Liabilities. SCHEDULE 1.3(A) is, or will be as of the Closing Date, true, accurate and complete and, together with the other Assumed Liabilities described in Section 1.3, sets forth, or will set forth as of the Closing Date, a complete and an accurate listing of all accrued, absolute and contingent liabilities of the Company as of the Closing Date. The Company has no obligations, indebtedness or liabilities, contingent or otherwise, other than (i) those expressly described or listed in the schedules hereto; and (ii) immaterial obligations, indebtedness or liabilities arising in the ordinary course of business and not required by generally accepted accounting principles to be recorded in financial statements or notes thereto.

                  5.9 Excluded Liabilities. All of the Excluded Liabilities have been assumed, or will have been assumed as of the Closing Date, by Stockholder or his designee, and the Company has been released, or will have been released on or before the Closing Date, in writing from any liability therefrom.

                  5.10 Financial Statements. Stockholder has heretofore delivered to Buyer a copy of the Company's financial statements dated as of May 31, 1997 ("Financial Statements"), a copy of which is included in SCHEDULE 5. The Financial Statements include, among other things, a balance sheet of the Company dated as of May 31, 1997, and the related internal statement of income and retained earnings for the period ended May 31, 1997. To the best of the Company's and Stockholder's best knowledge, the Financial Statements fairly present the financial position, results


Page 12 STOCK PURCHASE AGREEMENT
of the operations and the changes in financial position of the Company for the periods indicated were accurately prepared from the books and records of the Company in accordance with the accounting policies then in effect and have been prepared on a consistent basis with past periods, all subject to year-end adjustment, which adjustment in the aggregate shall not materially affect the results contained therein.

                  5.10.1 Changes in Business. Except as expressly allowed or contemplated by this Agreement, since the date of the Financial Statements, the Company has conducted its business in the ordinary course and there has not occurred:

                             (i) Any Material Adverse Effect with respect to the
Company;

                             (ii) Any amendments or changes in the Company's
Articles of Incorporation or Bylaws;

                             (iii) Any redemption, repurchase or other
acquisition of shares of capital stock of the Company or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company;

                             (iv) Any increase in or modification of the
compensation or benefits payable or to become payable by the Company to any of its directors, employees or consultants, except in the ordinary course of business consistent with past practice, which past practice has been previously disclosed in writing to Buyer;

                             (v) Any acquisition, sale or disposition of
property or assets by or of the Company, except in the ordinary course of business;

                             (vi) Any entry into, amendment of, relinquishment,
termination or nonrenewal by the Company of any Contracts, lease transaction, commitment or other right or obligation other than in the ordinary course of business; or

                             (vii) Any agreement or arrangement made by the
Company to take any action after the date hereof which, if taken prior to the date hereof, would have made any representation or warranty set forth in this
Section 5.10 untrue or incorrect as of the date hereof.

                  5.10.2 Undisclosed Liabilities. To the best knowledge of Stockholder, there are no liabilities or obligations of any nature of the Company, due or to become due, determined or determinable, absolute, accrued, contingent or otherwise, and there are no conditions, situations or circumstances that have existed, are existing or that could reasonably be expected to result in any such liabilities or obligations, except, in any such event, (i) as, and to the extent, set


Page 13  STOCK PURCHASE AGREEMENT
forth or specifically reserved against on the Financial Statements, (ii) liabilities incurred since the date of the Financial Statements in the ordinary and usual course of business consistent with past practice (none of which is a material uninsured liability for breach of contract, breach of warranty, tort or infringement claim, violation of law or lawsuit) and (iii) liabilities incurred in connection with or contemplated by this Agreement or listed in the schedules attached hereto.

                  5.11 Taxes and Tax Filings. The Company has duly and timely filed when due, or will have timely filed on or before the Closing Date, all returns, reports, declarations and applications ("Returns"), relating to all Taxes required to be filed by the Company (including, without limitation, with respect to estimated Taxes, excise Taxes and informational returns) relating to periods through the Closing Date. All such Returns filed before the Closing Date were, when filed, true, accurate and complete and reflect all Taxes payable by the Company. The Company has paid or, if payment is not yet due, has established adequate reserves for the payment of all Taxes, assessments, deficiencies, levies, duties, license fees, registration fees, withholdings and all similar governmental charges for periods through the Closing Date, and any interest, penalties or additions to tax imposed thereon in each case, whether disputed or not and whether due or claimed to be due by any taxing authority from the Company.

                  No Return required to be filed by the Company has been audited by any taxing authority. There is no action, suit, proceeding, audit, investigation or claim pending or threatened in respect of any Taxes for which the Company is or may become liable, nor has any deficiency or claim for any Taxes been imposed or assessed. There are no outstanding notices of deficiencies, adjustments, changes in assessments, or, to the best knowledge of the Stockholder, increases in tax rates with respect to any Taxes. The Company has not waived any statute of limitations with respect to any taxable year. There is no agreement, waiver or consent providing for an extension of time with respect to the assessment of any Taxes against the Company.

                  The Company has timely paid, withheld or otherwise collected, or made provision on its books for all Taxes due and payable with respect to all taxable periods ending on or prior to the Closing Date and for the relevant portion (ending on the Closing Date) of any taxable period beginning prior to the Closing Date and ending after the Closing Date. There are no liens for Taxes upon the Assets of the Company, except liens for current Taxes not yet due.

                  To the best of Stockholder's knowledge, the Company will not be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481(c) of the Internal Revenue Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for any Tax period (or portion thereof) ending on or before the Closing Date or pursuant to the provisions of any agreement entered into with any taxing authority with regard to the Tax liability of the Company for any Tax period (or portion thereof) ending on or before the Closing Date.


Page 14  STOCK PURCHASE AGREEMENT

                  The Company is not and has not been a member of an affiliated group parent, or filed or been included in a combined, consolidated or unitary Tax return or participated in any other similar arrangement whereby any income, revenues, receipts, gains, losses, deductions, credits or other Tax items of the Company was determined or taken into account for Tax purposes with reference to or in conjunction with any such items of any other person.

                  The Company is not currently under any contractual obligation to pay the income or franchise tax obligations of, or with respect to transactions relating to, any other person or to indemnify any other person with respect to any income or franchise tax. The Company has not signed any letter or entered into any agreement or arrangement in writing consenting to the surrender or sharing of any deductions, credits, or other Tax attributes with any other person or transferred or assigned to any other person for Tax purposes any such item.

                  5.12 Title. The Company has good and marketable title to the Assets, free and clear of all security interests, liens, claims or encumbrances of any nature or kind whatsoever, except for the Assumed Liabilities disclosed to Buyer. All Assets located on the premises of Subscribers of the Company may, at the option of the Company, be removed from or abandoned on such premises upon the termination of service to such customer.

                  5.13 No FM Deficiencies. The Company's Alarm Accounts have been monitored at Company's central station located at 4114 E. Indian School Road, Phoenix, Arizona, which has been approved and listed by Factory Mutual Research Corporation ("FM"), and is not subject to any deficiencies with respect thereto. All required fire inspections with respect to each fire alarm system installed at the premises of the Company's Subscribers have been performed as required by all applicable governmental authorities.

                  5.14 Employees. The Company does not have any obligation contingent or otherwise, under, nor any commitment or agreement to enter into and no officer, director or employee is covered by any employment agreement; the Company is not a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours and terms of employment of the Company's employees, is not subject to any actual or threatened with any labor dispute or labor trouble involving employees of the Company, and is not subject to any actual or threatened demand by its employees for a collective bargaining agreement or recognition by any labor organization, labor grievance proceeding, controversy with any labor or employee organization, or claim or proceeding with any employee or union under any labor law, including but not limited to equal opportunity law or occupational safety and health law; the Company does not have any employment contract or arrangement (including any union agreement) providing for future compensation, written or oral, with any officer, consultant, director or employee which is not terminable by the Company on an "at will" basis without penalty or obligation to make payments related to such termination; and the Company is not a party to any plan, contract or arrangement with any officer, consultant, director or employee, written or oral, providing for bonuses, pensions, deferred compensation, severance pay or benefits, retirement payments, profit sharing, or the like


Page 15  STOCK PURCHASE AGREEMENT
to be paid after the Closing Date. All employees of the Company will be terminated effective as of June 30, 1997, and all amounts due and owing to the employees through and including June 30, 1997, will have been paid in full, including without limitation, all wages, salaries, payroll taxes, bonuses, severance and employer contributions to any pension or retirement plan. Stockholder has provided Buyer with a complete and accurate copy of all of the Company's employee manuals, benefits and policies.


Page 16  STOCK PURCHASE AGREEMENT

                  5.15 Benefit Plans.

                       5.15.1 Employee Benefit Plans. Each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each employment agreement, compensation agreement, bonus, commission or similar arrangement, and fringe benefit arrangement which is maintained, administered or contributed to by the Company or any of its affiliates (as defined below) and covers any employee or former employee of the Company or any affiliate or under which the Company or any affiliate has any liability shall be identified on SCHEDULE 5 as updated on the Closing Date in the Closing Addendum. Copies (or, if not in writing, detailed summaries) of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished, or shall have been furnished on or before the Closing Date, to Buyer together with (to the extent existing) (a) the most recent annual report prepared in connection with any such plan and (b) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to collectively herein as the "Employee Plans." For purposes of this Section 5.17 only, an "affiliate" of any person or entity means any other person or entity, which, together with such person or entity, would be treated as a single employer under Section 414 of the Internal Revenue Code (the "Code") or Title IV of ERISA. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA are identified as such in Exhibit 2.10(a).

                       5.15.2 Multiemployer Plans. No Employee Plan constitutes a "multiemployer plan" as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), no Employee Plan is maintained in connection with any trust described in
Section 501(c)(9) of the Code and no Employee Plan is subject to Title IV of ERISA or Section 412 of the Code. If the Company or any of its affiliates ever maintained or was obligated to contribute to a Multiemployer Plan or a plan subject to Title IV of ERISA or Section 412 of the Code, any withdrawal or other liability under Title IV of ERISA with respect to such plan has been fully satisfied. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any officer or director thereof, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code.

                       5.15.3 Qualification of Employee Plan. Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished, or shall have been furnished on or before the Closing Date, to Buyer copies of the most recent Internal Revenue Service determination letters, if any, with respect to each such Employee Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan.


Page 17 STOCK PURCHASE AGREEMENT

                       5.15.4 Effect of this Agreement. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any affiliate that would, as a result of the consummation of the transactions contemplated by this Agreement, (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company from the Company, under any Employee Plan or otherwise, (b) materially increase any benefits otherwise payable under any Employee Plan, (c) result in the acceleration of the time of payment or vesting of any such benefits or (d) otherwise obligate the Company or any affiliate to pay any additional compensation, including severance pay, that would not be deductible pursuant to the terms of Sections 162(a)(1) or 280G of the Code.

                       5.15.5 Post Retirement Benefits. Neither the Company nor any of its affiliates maintain or administer any "defined benefit plans" for the benefit of their employees. Neither the Company nor its affiliates have any projected liability in respect of post retirement health, life and medical benefits for retired employees of the Company or its affiliates, other than any liability to provide benefits under Title I, Part 6 of ERISA, if any. Other than provisions of applicable law, to the best knowledge of Stockholder, no condition exists that would prevent the Company from amending or terminating any applicable Employee Plan.

                       5.15.6 Plan Maintenance Expenses. Other than any increase in premiums imposed by the insurer under an employee welfare benefit plan (as defined in ERISA Section3(1)), there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan which would materially increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year.

                  5.16 Form Contracts. Included in SCHEDULE 5 is a true and correct copy of each type of form contract the Company has in effect with its Subscribers for alarm leases, alarm monitoring and other alarm services (the "Contracts"). The Company has not modified, except in a writing disclosed to Buyer, any of the Contracts and, except for the Other Contracts, has not undertaken any obligations or made any warranties or guarantees to any Subscribers other than those set forth in the Contracts. The Company has not entered into any other type of service or lease contract with its Subscribers nor is the Company rendering services to any of its Subscribers other than pursuant to either a Contract or an Other Contract. To the best of the Company's and Stockholder's knowledge, each Contract which the Company has with its current Subscribers is fully executed, valid, in full force and effect and enforceable in accordance with its terms. To the best of the Company's and Stockholder's knowledge, each Other Contract which the Company has with its current Subscribers is valid, in full force and effect and enforceable in accordance with its terms. The Company is not, and on the Closing Date will not be, in default or material violation of any contracts with its Subscribers (whether pursuant to a Contract or an Other Contract). On the Closing Date, the Company shall have possession of all original monitoring and lease contracts (except for


Page 18 STOCK PURCHASE AGREEMENT

Subscribers with Other Contracts) with Subscribers and/or such other documents and information which Buyer will need and may reasonably require to perform monitoring, repair, servicing and other alarm services requested by Subscribers or required to be provided to the Subscribers with Contracts and to the Subscribers without Contracts. Notwithstanding the foregoing, after the Closing, Stockholder shall not be required to resign any Alarm Account to a new monitoring contract or to require any Subscriber with an Other Contract to execute a monitoring contract.

                  5.17 Employee Entitlements. Stockholder has provided, or shall have been provided on or before the Closing Date, to Buyer with a copy of the Company's latest Payroll Register, the employee's name, whether such employee holds any state-issued licenses in connection with his/her employment, hire-in date, position, current salary and accrued vacation entitlements. Except as set forth in the employee information provided to Buyer, no bonuses, severance, medical expense reimbursement, additional compensation (other than salary or wage increases in the ordinary course of business) or other like benefits were paid or are payable to any employees during the period from the date of such employee information provided to Buyer to the Closing Date, or are payable to any such employees in respect of any other periods ending on, prior or subsequent to the Closing Date. The Company has, with respect to the hiring of any employee, performed such actions including investigations of such employee an may be required by applicable federal, state or local laws, ordinances or regulations.

                  5.18 Increase in Fees. Since January 1, 1997, the Company neither has increased recurring monitoring charges or service charges payable by the Company's retail Subscribers, other than for additions or changes in services or protection.

                  5.19 No Defaults. To the best of the Company's and Stockholder's knowledge, the Company is not in default or alleged to be in default under any material agreement, license or obligation relating to the Assets and/or Assumed Liabilities. Except for delinquent payments by some of its Subscribers, no other party to any such agreement, license or obligation is in default thereunder and there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement, license or obligation.

                  5.20 License and Permits. The Company and its employees have all material governmental licenses and permits (federal, state and local) necessary for the conduct of the business as now carried on by the Company, and such licenses are in full force and effect. Copies of all of the Company's licenses shall be included in SCHEDULE 5 as updated on the Closing Date in the Closing Addendum. No violations are or have been recorded and Stockholder is not aware of any unrecorded violations in respect of any such licenses or permits of the Company and no proceedings are pending or to Stockholder's knowledge threatened concerning the revocation or limitation of any such license or permit of the Company.

                  5.21 Environmental Compliance. The Company has never received any written notice, demand, citation, summons, complaint or order or any written notice of any penalty,


Page 19 STOCK PURCHASE AGREEMENT
lien or assessment and, to the best of Stockholder's knowledge, no investigation or review is pending by any governmental entity, with respect to any (i) alleged material violation by the Company of any Environmental Law; or (ii) alleged material failure by the Company to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of their business. To the best of Stockholder's knowledge, the Company has no Environmental Liabilities and the Company has never had a material release of Hazardous Substances into the environment in violation of any Environmental Law or environmental permit. The Company has delivered, or shall have been delivered on or before the Closing Date, to Buyer copies of all environmental audits and other similar reports which have been prepared by or for the Company with respect to its owned or leased real property. The Company does not own, lease or otherwise have any obligations with respect to or responsibility for any underground fuel storage tanks or facilities and has not and does not transport or store Hazardous Substances.

                  5.22 Compliance With Laws. To the best of the Company's and Stockholder's knowledge, the Company has complied with all material requirements of laws, rules, regulations and orders applicable to the operation of the business conducted by the Company. The Company has not received notice of any action nor taken any action or failed to take any action which action or failure will or would, in any way, preclude or prevent Buyer and the Company from using the Assets after the Closing in the same manner as theretofore used by the Company. To the best of the Company's and Stockholder's knowledge, none of the real property leased by the Company, or the occupation thereof, is in violation of any material requirement of any law, building code, zoning or other authority, code or regulation applicable thereto and no notice from any governmental body has been served upon Stockholder or the Company claiming any violation of any such law, ordinance, codes or regulation or requiring or calling attention to the need for any work, repair, construction, alteration or installation or in connection with said properties which has not been complied with or settled. None of the real property under lease is subject to any pending zoning hearing or proceedings.

                  5.23 Litigation. There are no claims, litigation, proceedings or investigations pending or to Stockholder's knowledge, threatened against the Company. A list of all the incidents in the past two years where a customer or third party alleged damages in excess of One Thousand Dollars ($1,000), which is alleged to result from a failure of an alarm system or the Company's service, and whether the Company has reported such incident to its insurance carrier shall be including on SCHEDULE 5 as updated on the Closing Date in the Closing Addendum. No insurance carrier, which has had any such incident reported to it, has made a reservation of rights or denial of coverage with respect to such incident.

                  5.24 Brokers. Stockholder has not employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder's fee or commission in connection with the transactions contemplated by this Agreement.


Page 20 STOCK PURCHASE AGREEMENT

                  5.25 Insurance. The Company has in full force and effect the policies of automobile liability insurance and commercial general liability insurance ("Liability Insurance"). A copy of such Liability Insurance policies shall be included in SCHEDULE 5 as updated on the Closing Date in the Closing Addendum. All of the Contracts are covered by the Company's Liability Insurance coverage for negligence claims. The Company has had similar Liability Insurance in full force and effect, without interruption, for the life of the Company. To the best of the Company's and Stockholder's knowledge, the Company in not in default, and no event has occurred (or failed to occur) that, with the passing of time or the giving of notice or both would constitute a default by the Company under any such policy of insurance, or would entitle the insurer under such insurance to deny coverage of any claim against the Company.

                  5.26 Restrictive Agreements. Stockholder has provided, or will have provided as of the Closing Date, to Buyer with a complete set of all contracts, agreements or understandings ("Restrictive Agreements") to which (i) the Company is a party or (ii) the Company is in any way bound and which in any way restrict or purport to restrict the Company's business or competition whether with specified persons or specified areas or otherwise. None of the Restrictive Agreements have been modified or changed and none of the rights of the Company therein have been waived. Stockholder is not aware of any unauthorized use or breach of contract by any third parties in connection with any customer lists or other proprietary information included in any account or asset acquisition by the Company.

                  5.27 Material Documents of the Company. A list identifying all material contracts (1), licenses, authorizations and applications therefore relating to, or affecting, and in which the Company is a party, which are not elsewhere described herein (excluding any such items set forth in SCHEDULE 1.2), including, without limiting the generality of the foregoing, any and all agreements whereby the Company acquired the operations, stock, or substantially all of the assets and/or accounts of any other alarm company shall be included in SCHEDULE 5 as updated on the Closing Date in the Closing Addendum. In addition, SCHEDULE 5, as updated, shall have indicated, with respect to any agreements, licenses, authorizations, applications or other similar documents included in the Assets or Assumed Liabilities and listed on any other schedule to this Agreement, those which, in the absence of specific waiver, consent, modification, renewal, replacement or other action, may, upon or as a result of the consummation of this Agreement and the purchase and sale of the AAA Stock pursuant hereto, terminate, expire, be modified, be subject to termination by a party other than the Company or in any respect not remain in full force and effect or be breached by the Company. Stockholder is not aware of any facts that would lead a reasonable person to believe that a third party intends to cancel its contract or contracts with the Company or that a third party is entitled to terminate any such contract. The Company does not have any warranty obligations under any of its contracts or accounts, except customary warranties given in the ordinary course of business and set forth in the Contracts.



--------------------

(1) A material contract is any contract or commitment (i) not made in the ordinary course of the Company's business or (ii) which commits the Company to spend more than $1,000.00 from the date hereof and which is not cancelable at the Company's discretion without penalty to the Company.


Page 21 STOCK PURCHASE AGREEMENT

                  5.28 Monitoring. All of the Alarm Accounts are monitored on Telephone Lines which are owned and controlled by the Company.

                  5.29 Alarm Systems and Equipment. All of the alarm systems in which the protective devices are owned by the Company are in good working order and condition, ordinary wear and tear, routine service needs and Subscriber misuse or non-use excepted, and such alarm system equipment has been installed in accordance with good workmanlike practices prevailing in the industry at the time of installation. All alarm systems and equipment of the Company conform in all material respects to the Contract pursuant to which it was installed and comply with all material applicable laws, rules, regulations and codes at the time of its installation.

                  5.30 Location of Alarm Account Subscribers. All of the Alarm Account Subscribers are located in Buyer's Market.

                  5.31 Accredited Investor Status. Stockholder is an "accredited investor" within the meaning of Rule 501(d)(1) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

                  5.32 Schedules Delivered at Execution. To the best of the Company's and Stockholder's knowledge, all of the schedules described in this Agreement and prepared by the Company and Stockholder which are being delivered to Buyer upon execution hereof are true, accurate and complete in all material respects as of the date hereof and have been prepared in conformity with the provisions of this Agreement.

                  5.33 No Material Misstatements. To the best of the Company's and Stockholder's knowledge, no representation or warranty by Stockholder contained in this Agreement, or in any exhibit or schedule attached hereto, contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

               6. Representations, Warranties and Agreements of Buyer. Except as set forth on SCHEDULE 6 ("Buyer's Disclosure Schedule"), Buyer agrees, represents and warrants as follows:

                  6.1 Corporate Status of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is qualified to conduct business in the State of Arizona as a foreign corporation. Buyer has full corporate power and corporate authority to purchase and acquire the AAA Stock as herein provided.


Page 22 STOCK PURCHASE AGREEMENT

                  6.2 Authorization of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid obligation legally binding on Buyer and is enforceable against Buyer in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies. No registration, declaration or filing with any governmental or administrative authority is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement.

                  6.3 Litigation. There are no claims, litigation, proceedings or investigations pending or, to the best knowledge of Buyer, threatened against Buyer which would have a material adverse impact on Buyer's ability to perform all of its duties and obligations under this Agreement.

                  6.4 Brokers. Buyer has not employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder's fee or commission in connection with the transactions contemplated by this Agreement.

                  6.5 Investment Intent. Buyer is acquiring the AAA Stock for its own account and not with a view to any public resale or distribution. Buyer is an "accredited investor" as such term is defined in Regulation D under the Securities Act of 1933, as amended ("Securities Act"). Buyer acknowledges that the AAA Stock has not been registered under the Securities Act or registered or qualified under the securities laws of any state and may not be offered, sold, pledged, hypothecated or otherwise transferred unless so registered or qualified or unless an exemption from the registration requirements under the Securities Act and any applicable state securities laws is available.

               7. Covenants and Agreements of the Company and Stockholder Pending the Closing. The Company and Stockholder covenant and agree as follows:

                  7.1 Access. Until the earlier of the Closing and the rightful abandonment or termination of this Agreement pursuant to Section 15 or otherwise (the "Release Time"), the Company will afford, and Stockholder will cause the Company to afford, the officers, employees, counsel, agents, investment bankers, accountants and other representatives of the Buyer and lenders, investors and prospective lenders and investors free and full access to the plants, properties, books and records of the Company, will permit them to make extracts from and copies of such books and records, and will from time to time furnish Buyer with additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities or future prospects of the Company as Buyer from time to time may request.

                  7.2 Conduct of Business. Until the Release Time, the Company will, and Stockholder will cause the Company to, conducts its affairs so that at the Closing no representation


Page 23 STOCK PURCHASE AGREEMENT
or warranty of the Company or Stockholder will be inaccurate, no covenant or agreement of the Company or Stockholder will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of the Company or Stockholder. Except as otherwise requested by the Buyer in writing, until the Closing, the Company and Stockholder will cause the Company to use its best efforts to preserve the business operations of the Company intact to preserve in full force and effect the contracts and to preserve the goodwill of their suppliers, customers and others having business relations with it. Until the Closing, the Company will, and Stockholder will cause the Company to, conduct their business and operations in all respects only in the ordinary course.

                  7.3 Advice of Changes. Until the Release Time, the Company and Stockholder will immediately advise the Buyer in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which any of them obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or a schedule hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

                  7.4 Confidentiality. The Company and Stockholder shall insure that all confidential information which the Company, any of their respective officers, directors, employees, counsel, agents, investment bankers or accountants, or Stockholder or any of his counsel, agents, investment bankers or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities or future prospects of the Company, Buyer or any affiliate of any of them, or any customer or supplier of any of them or any such affiliate shall not be published, disclosed or made accessible by any of them, except pending the Closing in the business and for the benefit of the Company, in each case without the prior written consent of Buyer; provided, however, that the restrictions of this sentence shall not apply (a) with respect to the obligations of the Company after the Closing takes place, (b) with respect to the obligations of all such persons and entities after this Agreement is rightfully terminated, but only to the extent confidential information relates to the financial condition, results of operations, business, properties, assets, liabilities or future prospect of the Company, of any affiliate of it or (insofar as such confidential information was obtained directly by the Company or any such affiliate from any customer or supplier of if) of any such customer or supplier, (c) as may otherwise be required by law, (d) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (e) to the extent the information shall have otherwise become publicly available. The Company and Stockholder shall, and shall cause all other such persons and entities to, deliver to Buyer all tangible evidence of the confidential information to which the restrictions of the foregoing sentence apply at the Closing or the earlier rightful termination of this Agreement.


Page 24 STOCK PURCHASE AGREEMENT

                  7.5 Public Statements. Before the Company or Stockholder shall release any information concerning this Agreement or the transactions contemplated by this Agreement which is intended for or may result in public dissemination thereof, they shall cooperate with Buyer, shall furnish drafts of all documents or proposed oral statements to Buyer for comments and shall not release any information relating thereto without the written consent of Buyer. Nothing contained herein shall prevent the Company or Stockholder from releasing any information to any governmental authority if required to do so by law.

                  7.6 Voting by Stockholder. Stockholder agrees that until the Release Time, Stockholder will vote all securities of the Company which he is entitled to vote against (a) any merger, consolidation, reorganization other business combination or recapitalization involving the Company, (b) any sale of assets of the Company, (c) any stock split, stock dividend or reverse stock split relating to any class or series of the Company's stock, (d) any issuance of any shares of capital stock of the Company, any option, warrant or other right calling for the issuance of any such share of capital stock or any security convertible into or exchangeable for any such share of capital stock,
(e) any authorization of any other class or series of stock of the Company, (f) the amendment of the Articles of Incorporation (or other charter document) or the Bylaws of the Company or (g) any proposition the effect of which may be to inhibit, restrict or delay the consummation of any of the transactions contemplated by this Agreement or impair the contemplated benefits to the Company of the transactions contemplated by this Agreement.

                  7.7 No Solicitation. Until the Release Time, the Company and Stockholder shall not, and shall neither authorize nor permit any officer, director, employee, counselor, agent, investment banker, accountant or other representative of any of them, directly or indirectly, to initiate contact with any person or entity in an effort to solicit any Takeover Proposal (as such term is defined in this Section 7.7); cooperate with or furnish or cause to be furnished any nonpublic information with respect to the financial condition, results of operation, business, properties, assets, liabilities or future prospects of the Company to any person or entity in connection with any Takeover Proposal; negotiate with any person or entity with respect to any Takeover Proposal; or enter into any agreement or understanding with respect to any Takeover Proposal. The Company and Stockholder shall immediately give written notice to Buyer of the details of any Takeover Proposal of which any of them becomes aware. As used in this Section 7.7, "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger, consolidation, reorganization, other business combination or recapitalization which involves the Company; for the acquisition of any of the capital stock of the Company; for the acquisition of all or substantially all of the assets of the Company other than in the ordinary course of its business; or the effect of which may be to prohibit, restrict or delay the consummation of any of the transactions contemplated by this Agreement or impair the contemplated benefits to Buyer of any of the transactions contemplated by this Agreement.

               8. Post-Closing Covenants of Stockholder.


Page 25 STOCK PURCHASE AGREEMENT

                  8.1 Stub Tax Return Filing. Stockholder, at his sole expense, agrees to prepare and to file within the applicable filing time limits all federal, state and local tax returns of the Company for all periods prior to the Closing Date which are required to be filed and shall provide Buyer with copies of all such returns and related work papers.

                  8.2 Excluded Liabilities. Stockholder agrees to assume, discharge and hold the Company and Buyer harmless from any liability for the Excluded Liabilities.

                  8.3 Post-Closing Monitoring and Other Services. Stockholder agrees to cause JK Alarms of Arizona, Inc. to provide monitoring and other services to the Alarm Accounts after the Closing Date pursuant to a Maintenance and Monitoring Agreement, the form of which is attached hereto as SCHEDULE 8.3.


Page 26 STOCK PURCHASE AGREEMENT

               9. Post-Closing Covenants of the Buyer.

                  9.1 Access to Books and Records. For a period of two (2) years after the Closing Date, Buyer agrees that Stockholder and his representatives shall have reasonable access to all books and records of the Company to the extent that such access is lawful and may reasonably be required by the Stockholder in connection with matters relating to or affected by the operations of the Company prior to the Closing Date, including without limitation tax matters and pending litigation. Such access shall be afforded by Buyer during normal business hours.

                  9.2 Assumed Liabilities. Buyer agrees to assume, discharge and hold Stockholder harmless from any liability for the Assumed Liabilities.

                  9.3 License Agreement. Buyer agrees to grant to JK Alarms of Arizona, Inc. a license to use the Company's name after the Closing Date pursuant to a License Agreement, the form of which is attached hereto as
SCHEDULE 9.3.

                  9.4 Ongoing Agreement. Buyer agrees to appoint JK Alarms of Arizona, Inc. as a dealer after the Closing Date pursuant to an Agreement for Ongoing Purchase and Sale of Alarm System Customer Accounts and addendum thereto (collectively, the "Ongoing Agreement"), the form of which is attached hereto as
SCHEDULE 9.4.

              10. Indemnification By Stockholder.

                  10.1 Indemnification. Notwithstanding any investigation by Buyer, Stockholder agrees to indemnify, hold harmless and defend Buyer, including Buyer's agents, employees, officers, directors and subsidiary and parent corporations (collectively, the "Buyer Parties") from and against, and to reimburse the Buyer Parties with respect to, any and all losses, damages, liabilities, costs and expenses, including interest, penalties and reasonable attorney's fees, incurred by the Buyer Parties, or any of them, by reason of or arising out of or in connection with: (i) any breach or inaccuracy of any representation or warranty of Stockholder made in this Agreement or the schedules or exhibits hereto or of the Other Stockholder in that certain Stock Purchase Agreement between Buyer and the Other Stockholder dated concurrently herewith (the "Other Stock Purchase Agreement") or the schedules or exhibits thereto; (ii) the nonfulfillment or inadequate performance of any covenant or agreement on the part of Stockholder under this Agreement or the nonfulfillment or inadequate performance of any covenant or agreement on the part of the Other Stockholder under the Other Stock Purchase Agreement; (iii) any liabilities of the Company to third parties of any nature arising out of any act performed or state of facts suffered to exist by the Company on or prior to the Closing Date, other than (a) the Assumed Liabilities, and (b) performance of the duties and obligations under the Contracts with Subscribers after the Closing Date; (iv) any claim or liability arising out of or related to the litigation and claims, or threats thereof, described in SCHEDULE 10.1(IV) ("Existing Litigation Claims"), as such schedule may be updated in the Closing Addendum; and (v) the failure by the Company or its predecessors to comply,


Page 27 STOCK PURCHASE AGREEMENT
prior to the Closing Date, with any "three (3) or seven (7) day right of rescission" law or similar right of rescission statute covering any of the Alarm Accounts. This indemnification extends to any losses suffered or costs incurred by the Buyer Parties arising out of or relating to claims pursuant to this
Section 10.1, including, without limitation, reasonable attorney's fees, whether or not a lawsuit is commenced by any third party. Any claim for indemnification by any of the Buyer Parties pursuant to this Section 10.1 shall hereinafter be referred to as a "Buyer's Claim."

                  10.2 Survivability. In order for any Buyer Parties to be entitled to indemnification for a Buyer's Claim as provided for in Section 10.1, a notice of Buyer's Claim must be submitted to Stockholder within the following applicable time limitations:

                       (a) Except as provided in Section 10.2(b) or in cases of fraud or intentional misrepresentation, a Buyer's Claim pursuant to Section 10.1(i) must be submitted on or before December 31, 1998;

                       (b) A Buyer's Claim pursuant to Section 10.1(i) for a breach of Sections 5.5, 5.11, 5.12 and 5.14 must be submitted before the expiration of the applicable statute of limitations relative to such Buyer's Claim;

                       (c) A Buyer's Claim pursuant to Section 10.1(ii) for a breach of Section 19 of this Agreement or Section 9 of the Other Stock Purchase Agreement must be submitted before the expiration of the applicable statute of limitations relative to such Buyer's Claim;

                       (d) All other Buyer's Claims must be submitted on or before July 1, 1999.

                  10.3 Buyer's Claim Basket and Liability Limit. With the exception of Buyer's Claims under Section 10.1(iv), Stockholder's obligations with respect to indemnity pursuant to this section shall be limited to the extent that the aggregate of such Buyer's Claims must first exceed Fifty Thousand Dollars ($50,000) ("Buyer's Claim Basket"); provided, however, any Buyer's Claim resulting from Stockholder's (or their designee's) failure to pay or otherwise satisfy any of the Excluded Liabilities shall not be included in the Buyer's Claim Basket or Liability Limit described in this Section 10.3. In no event shall the total liability of the Stockholder for all Buyer's Claims exceed the Purchase Price ("Liability Limit"); provided, however, the Liability Limit shall not apply to a breach of Sections 5.5, 5.11, 5.12 or 5.14 of this Agreement and Section 4.4 of the Other Stock Purchase Agreement.

                  10.4 Notice; Tendering Defense to Stockholder. Stockholder's obligation to indemnify and reimburse Buyer hereunder are subject to prior written thirty (30) day notice by Buyer of a Buyer's Claim, unless the Buyer's Claim involves litigation, in which case Buyer shall provide Stockholder with notice of such litigation within twenty (20) days after receipt of such complaint by Buyer; and provided, however, that Stockholder shall have the right to defend any


Page 28 STOCK PURCHASE AGREEMENT

Buyer's Claim made by a third party, and Stockholder shall have the right to control the defense, settlement or compromise of such Buyer's Claim and Buyer shall have the right to be kept currently informed and to reasonably participate in all aspects of such litigation to the extent deemed necessary to protect Buyer's interest, unless the amount of damages demanded or alleged or prayed for in the complaint (or if no damages are demanded, alleged or prayed for in the complaint, the damages reasonably likely to result from such a Buyer's Claim) exceeds the Stockholder's Liability Limit, as such term is defined in Section 10.3, in which case the party with the greatest economic risk shall have the right to such control, subject to the other party's right of information and participation. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall control the defense, settlement or compromise of any Buyer's Claim where the damages demanded or alleged or prayed for in the complaint (or if no damages are demanded or alleged or prayed for in the complaint, the damages reasonably likely to result from such a Buyer's Claim) do not exceed the Buyer's Claim Basket, and after the Buyer's Claim Basket has been exceeded, Buyer shall control the defense, settlement or compromise of any Buyer's Claim where the damages demanded or alleged or prayed for in the complaint do not exceed the sum of Two Thousand Five Hundred Dollars ($2,500), and Stockholder shall have no right to be kept informed or to participate in such litigation.

                  In addition, Stockholder will indemnify and hold harmless Buyer from, for and against any costs and expenses (including attorney's fees at trial and in any appeal) which it may suffer or incur in connection with enforcement of the indemnification obligation of the Stockholder hereunder.

                  10.5 Right of Set Off. In addition to the rights of Buyer under Sections 10.1 through 10.4, Stockholder agrees that Buyer shall have the right at any time following the Closing Date to set off against any amounts payable to Stockholder under this Agreement an amount equal to any and all losses, damages, liabilities, costs and expenses incurred by Buyer, including without limitation, reasonable attorney's fees, for which Buyer has a right to indemnification under Sections 10.1 through 10.4. If Buyer sets off any amounts payable to Stockholder under this Agreement, then Buyer shall provide to Stockholder at least five (5) days prior written notice thereof and describe in reasonable detail the basis for such set off.

              11. Indemnification by Buyer.

                  11.1 Indemnification. Notwithstanding any investigation by Stockholder, Buyer agrees to indemnify, hold harmless and defend Stockholder, including Stockholder's agents (collectively, the "Stockholder Parties") from and against, and to reimburse the Stockholder Parties with respect to, any and all losses, damages, liabilities, costs and expenses, including interest, penalties and reasonable attorney's fees, incurred by the Stockholder Parties, or any of them, by reason of or arising out of or in connection with: (i) any breach or inaccuracy of any representation or warranty of Buyer made in this Agreement or the schedules or exhibits hereto, (ii) the nonfulfillment or inadequate performance of any covenant or agreement on the part of Buyer under


Page 29 STOCK PURCHASE AGREEMENT
this Agreement or (iii) any liabilities of the Company to third parties of any nature arising out of any act performed or state of facts suffered to exist by the Company on or after the Closing Date. This indemnification extends to any losses suffered or costs incurred by the Stockholder Parties arising out of or relating to claims pursuant to this Section 11.1, including, without limitation, reasonable attorney's fees, whether or not a lawsuit is commenced by any third party. Any claim for indemnification by any of the Stockholder Parties pursuant to this Section 11.1 shall hereinafter be referred to as a "Stockholder's Claim."

                  11.2 Survivability. In order for any Stockholder Parties to be entitled to indemnification for a Stockholder's Claim as provided for in Section 11.1, a notice of Stockholder's Claim must be submitted to Buyer within the following applicable time limitations:

                             (a) Except in cases of fraud or intentional
misrepresentation, a Stockholder's Claim pursuant to Section 11.1(i) must be submitted on or before December 31, 1998; and

                             (b) All other Stockholder's Claims must be
submitted on or before July 1, 1999.

                  11.3 Stockholder's Claim Basket and Liability Limit. Buyer's obligations with respect to indemnity pursuant to this section shall be limited to the extent that the aggregate of such Stockholder's Claims must first exceed Fifty Thousand Dollars ($50,000) ("Stockholder's Claim Basket"). In no event shall the total liability of the Buyer for all Stockholder's Claims exceed the Purchase Price ("Buyer's Liability Limit"); provided, however, any Stockholder's Claim resulting from Buyer's (or its designee's) failure to pay or otherwise satisfy any of the Assumed Liabilities shall not be included in the Stockholder's Claim Basket or Buyer's Liability Limit described in this Section 11.3.

                  11.4 Notice; Tendering Defense to Buyer. Buyer's obligation to indemnify and reimburse Stockholder hereunder is subject to prior written thirty
(30) day notice by Stockholder of a Stockholder's Claim, unless the Stockholder's Claim involves litigation, in which case Stockholder shall provide Buyer with notice of such litigation within twenty (20) days after receipt of such complaint by Stockholder; provided, however, that Buyer shall have the right to defend any Stockholder's Claim made by a third party, and Buyer shall have the right to control the defense, settlement or compromise of such Stockholder's Claim and Stockholder shall have the right to be kept currently informed and to reasonably participate in all aspects of such litigation to the extent deemed necessary to protect Stockholder's interests, unless the amount of damages demanded or alleged or prayed for in the complaint (or if no damages are demanded, alleged or prayed for in the complaint, the damages reasonably likely to result from such a Stockholder's Claim) exceeds the Buyer's Liability Limit, in which case the party with the greatest economic risk shall have the right to such control, subject to the other party's right of information and participation. Provided, however, that Stockholder shall control the defense, settlement or compromise of any Stockholder's


Page 30 STOCK PURCHASE AGREEMENT

Claim where the damages demanded or alleged or prayed for in the complaint (or if no damages are demanded or alleged or prayed for in the complaint, the damages reasonably likely to result from such a Stockholder's Claim) do not exceed the Stockholder's Claim Basket, and after the Stockholder's Claim Basket has been exceeded, Stockholder shall control the defense, settlement or compromise of any Stockholder's Claim where the damages alleged or prayed for in the complaint do not exceed the sum of Two Thousand Five Hundred ($2,500), and Buyer shall have no right to be kept informed or to participate in such litigation.

                  In addition, Buyer will indemnify and hold harmless Stockholder from, for and against any costs and expenses (including attorney's fees at trial and in any appeal) which they may suffer or incur in connection with enforcement of the indemnification obligation of the Buyer hereunder.

              12. Conditions Precedent to Obligations of Buyer. All obligations of Buyer at the Closing are subject, at Buyer's option, to the fulfillment prior to or at the Closing by the Stockholder of each of the following:

                  12.1 Closing Addendum. The execution and delivery by Stockholder of the Closing Addendum.

                  12.2 Agreement and Schedules. The execution and delivery by Stockholder of all schedules and exhibits required by this Agreement to be delivered on the date hereof and the Closing Date, including the updating of such schedules and exhibits.

                  12.3 Corporate Actions of the Company. The receipt by Buyer of the resignations of all of the directors and officers of the Company as and to the extent requested by Buyer.

                  12.4 Authorization of the Company. The Board of Directors and the stockholders of the Company shall, to the extent required by applicable law, have approved this Agreement. Certified copies of the Company's Board of Directors minutes authorizing the transactions contemplated by this Agreement shall have been delivered to Buyer.

                  12.5 Good Standing Certificate. Receipt by Buyer of a certificate from the Corporation Commission of the State of Arizona, dated as close to the Closing Date as possible, stating that the Company is an existing Arizona corporation.

                  12.6 No Pending Litigation. There shall not be pending or threatened any claim, proceeding, investigation or inquiry, by any person, governmental body or authority, seeking to prevent or change the terms of, or obtain damages in connection with, this Agreement or the transaction contemplated hereby or which questions the validity or legality of the consummation of the transaction contemplated hereby. No action or proceeding relating to any item that is not


Page 31 STOCK PURCHASE AGREEMENT
disclosed in SCHEDULE 5, as such schedule may be updated on the Closing Date in the Closing Addendum, shall have been instituted or threatened prior to the Closing Date that, if concluded adversely to the Company, would be materially adverse to Buyer's ownership of the AAA Stock and operation of the Assets and business of the Company.

                  12.7 Due Diligence. Buyer shall have completed a due diligence review of the Assets and the business of the Company satisfactory to Buyer in its sole discretion.

                  12.8 Transfer of Excluded Assets and Excluded Liabilities. Buyer shall have received evidence satisfactory to Buyer in its sole discretion that the Excluded Assets and Excluded Liabilities have been transferred to Stockholder or to Stockholder's designee.

                  12.9 AAA Stock Certificates. Receipt by Buyer of the AAA Stock certificates and executed transfer documents.

                  12.10 Other Stock Purchase Agreement. The Company and the Other Stockholder shall have executed and delivered to Buyer the Other Stock Purchase Agreement.

                  12.11 Agreements With JK Alarms of Arizona, Inc. JK Alarms of Arizona, Inc. and Stockholder shall have executed and delivered to Buyer the Ongoing Agreement, the License Agreement and the Maintenance and Monitoring Agreement.

                  12.12 Registration Rights Agreement. Stockholder shall have executed and delivered to Buyer as of the date of this Agreement the Registration Rights Agreement and Affidavit and Agreement of Prospective Investor in the form attached hereto as SCHEDULE 12.12.

                  12.13 Opinion Letter of Stockholder's Legal Counsel. Receipt by Buyer of the opinion of Stockholder's legal counsel in a form acceptable to Buyer.

                  12.14 Stockholder's Certificate. Receipt by Buyer of a certificate, dated as of the Closing Date, signed by Stockholder, to the effect that all of the representations and warranties of the Company and Stockholder set forth in Section 5 are true and correct as of the Closing Date and that Stockholder, in all material respects, has complied with and performed the terms, covenants, agreements and conditions required to be performed by Stockholder as of the Closing Date under this Agreement.

                  12.15 Miscellaneous. Receipt by Buyer of all consents and such additional instruments and documents as may reasonably be required by this Agreement or to consummate the transactions contemplated herein.


Page 32 STOCK PURCHASE AGREEMENT

              13. Conditions Precedent to Obligations of Stockholder. All obligations of Stockholder at the Closing are subject, at the option of Stockholder, to the fulfillment prior to or at the Closing by Buyer of each of the following:

                  13.1 Closing Addendum. The execution and delivery by Buyer of the Closing Addendum.

                  13.2 Closing Payment. Receipt by Stockholder of the Closing Payment.

                  13.3 Closing Date QRR. The QRR as of the Closing Date shall have equaled at least Ninety Thousand Dollars ($90,000).

                  13.4 Authorization of Buyer. The Board of Directors of Buyer shall have approved, to the extent required under applicable law or Buyer's Certificate of Incorporation and Bylaws, (i) the Agreement and the execution and delivery hereof by the Buyer and (ii) the performance by Buyer of all of its obligations pursuant to this Agreement. Certified copies of Buyer's Board of Directors minutes authorizing the transactions contemplated by this Agreement shall have been delivered to Stockholder.

                  13.5 Other Stock Purchase Agreement. Buyer shall have executed and delivered to the Company and the Other Stockholder the Other Stock Purchase Agreement.

                  13.6 Agreements with JK Alarms of Arizona, Inc. Buyer shall have executed and delivered to Stockholder and JK Alarms of Arizona, Inc. the Ongoing Agreement, the License Agreement and the Maintenance and Monitoring Agreement.

                  13.7 Registration Rights Agreement. Parent shall have executed and delivered to Stockholder as of the date of this Agreement the Registration Rights Agreement in the form attached hereto as SCHEDULE 12.12.

                  13.8 Registration Statement. Parent shall have filed the Registration Statement with the Securities and Exchange Commission for the Pro One Stock.

                  13.9 Buyer's Certificate. Receipt by Stockholder of a certificate, dated as of the Closing Date, signed by Buyer to the effect that all of the representations and warranties of Buyer set forth in Section 6 are true and correct as of the Closing Date and that Buyer, in all material respects, has complied with and performed the terms, covenants, agreements and conditions required to be performed by Buyer as of the Closing Date under this Agreement.

                  13.10 Miscellaneous. Receipt by Stockholder of all consents and such additional instruments and documents as may reasonably be required by this Agreement or to consummate the transactions contemplated herein.


Page 33 STOCK PURCHASE AGREEMENT

              14. Closing.

                  14.1 Closing Date. The Closing of the transaction contemplated by this Agreement shall take place at the offices of Bryan Cave LLP, 2800 N. Central Avenue, 21st Floor, Phoenix, Arizona 95004, at 10:00 a.m., local time, on June 30, 1997. The Closing may occur at such different place, such different time or at such different date or a combination thereof as Buyer and Stockholder agree in writing.

                  14.2 Closing Addendum. Buyer and Stockholder shall execute an addendum to this Agreement at the Closing (the "Closing Addendum") setting forth the Purchase Price and Deferred Payment and updating the schedules and exhibits hereto. Except as otherwise set forth in the Closing Addendum, all covenants, representations, warranties and agreements made by the parties hereunder shall remain in full force and effect.

              15. Termination.

                  15.1 Cut-off Date. If Closing does not occur for any reason on or before July 15, 1997, any party that has been diligent in its efforts to consummate the transaction contemplated by this Agreement may cancel and terminate this Agreement.

                  15.2 Termination for Cause. If, pursuant to the provisions of
Section 12 and 13 of this Agreement, Stockholder or Buyer is not obligated at the Closing to consummate this Agreement, then the party who is not so obligated may terminate this Agreement.

                  15.3 Termination Without Cause. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time without further obligation or liability on the part of any party in favor of any other by mutual consent of Buyer and Stockholder.

                  15.4 Termination Procedure. Any party having a right to terminate this Agreement may terminate this Agreement by delivering to the other parties written notice of the termination, and thereupon, this Agreement shall be terminated without obligation or liability of any party in favor of any other party.

              16. Expenses. Buyer, the Company and Stockholder shall each pay all of their own respective expenses incurred by or on behalf of each of them in connection with this Agreement and the transactions contemplated hereunder, including, but not limited to, all due diligence, legal and accounting expenses.

              17. Nature of Statements and Survival of Representations, Warranties And Agreements. All statements of fact and only those statements of facts contained in any written statement, certificate, exhibit, schedule or other document delivered by or on behalf of the parties


Page 34 STOCK PURCHASE AGREEMENT
pursuant hereto or in connection with the consummation of the transactions contemplated hereby are deemed representations and warranties made hereunder. All covenants, representations, warranties and agreements made by the parties hereunder shall survive the Closing Date, the delivery of the AAA Stock and the payment of the Purchase Price therefor and the dissolution and liquidation of any party hereto and remain effective regardless of any investigation at any time (whether before or after the date of this Agreement) made by or on behalf of any party or of any information any party may obtain or have (whether before or after the date of this Agreement) in respect thereof and regardless of any non-exercise by a party of any rights hereunder.


              18. Transition Support. After the Closing Date and continuing for a period of no less than thirty (30) days and no more than one hundred eighty
(180) days, Stockholder, at no cost to Buyer, shall make the former "key" executives of the Company listed in SCHEDULE 18 (who terminated their employment with the Company as of or prior to the Closing Date) reasonably available to respond to Buyer's questions as necessary to assist Buyer during such period with the transition of Assets, business and operations to Buyer as a result of the sale contemplated hereby. There will be no charge to Buyer for such transition assistance, other than reimbursement for reasonable out-of-pocket expenses directly incurred in connection with any travel or other expenses undertaken at the written request of Buyer.

              19. Nonsolicitation and Confidentiality.

                  19.1 Nonsolicitation Covenants. Stockholder agrees that between the date of the termination of the Ongoing Agreement for any reason and the date which is twenty (20) years following the date of this Agreement, Stockholder will not, individually or as a director, officer, partner, limited partner, member, employee, agent, representative, stockholder, creditor or consultant or in any other capacity with any business, in any manner, directly or indirectly, in or with regard to any Alarm Accounts in the State of Arizona, solicit, divert or knowingly accept orders for sale or leasing, installation, maintenance or monitoring of alarm systems or for providing armed response services from any Subscribers whose Alarm Accounts are owned by the Company as of the Closing Date. Stockholder also agrees that between the date of termination of the Ongoing Agreement for any reason and the date which is twenty
(20) years following the date of this Agreement, if any of the Stockholder individually or as a director, officer, partner, limited partner, member, employee, agent, representative, stockholder, creditor or consultant or in any other capacity with any business, in any manner, directly or indirectly, in or with regard to any Alarm Accounts in the State of Arizona, solicit, divert or unknowingly accept orders for sale or leasing, installation, maintenance or monitoring of alarm systems or for providing armed response services from any Subscribers whose Alarm Accounts are owned by the Company as of the Closing Date, that Stockholder shall be responsible for notifying Buyer promptly (but in no event more than thirty (30) days after discovery of such Subscriber's alarm account) and shall, upon request of Buyer, transfer to Buyer such Subscriber's alarm account, at no cost to Buyer, plus all amounts prepaid by such Subscriber for monitoring and other services to be performed by Buyer after the date of such transfer. Before accepting new subscribers at JK Alarms of Arizona, Inc. or any other alarm companies


Page 35 STOCK PURCHASE AGREEMENT
in which Stockholder has any ownership interest or management responsibility, they shall determine if the new subscriber's address is the same address as any of the Subscribers, and shall not, twenty (20) years after the date of this Agreement, accept such new subscriber if the subscribers' Alarm Account was owned by the Company. The parties agree that general advertising which is not directed to or targeted to the Subscribers shall not violate the nonsolicitation restrictions set forth herein, so long as all other restrictions against diverting or knowingly accepting orders for sale or leasing, installation, maintenance or monitoring of alarm systems or for providing armed response services are observed. Notwithstanding the foregoing, Stockholder directly or by and through JK Alarms of Arizona, Inc. may contact any Subscribers whose Alarm Accounts are owned by the Company as of the Closing Date for a period of six (6) months following the date of this Agreement to offer for sale and sell to such Subscribers radio service; provided, however, that such services must be offered at prices approved by Buyer and upon such other terms and conditions upon which Stockholder and Buyer initially agree. Stockholder also agrees that, for five
(5) years following the date of this Agreement, Stockholder will not, individually or as a director, officer, partner, limited partner, member, employee, agent, representative, stockholder, creditor or consultant or in any other capacity with any business, recruit, offer to employ, or otherwise solicit the employment of any person who was at any time within three (3) months prior to such action an employee of Buyer or to whom the Company has extended an offer to continue their employment after the Closing Date; provided however, that a general classified advertisement which is not directed to Buyer's or the Company's employees shall not violate the restrictions set forth herein so long as no offer of employment is made to any employee of Buyer or the Company or to a person who was an employee of Buyer or the Company within the previous three
(3) months.

                  19.2 Nondisclosure of Confidential Information. Stockholder agrees to maintain as secret and confidential all "Confidential Information," as defined herein, and agrees not to use, disclose, transfer, sell or make such information available to any successors or third parties, except as authorized in advance and in writing by Buyer or in the following circumstances: (a) as required in order to comply with any subpoena, court order or applicable law, provided that the disclosing party shall use its best efforts to give Buyer prior written notice of such disclosure or (b) if such information becomes publicly available not due to the fault of Stockholder. The term "Confidential Information" means any trade secrets, proprietary or other information which is either reasonably designated in writing to Stockholder as confidential by Buyer or reasonably known by Stockholder to be confidential relating to the Alarm Accounts or Assets, including without limitation, any of the following information, which is hereby designated as confidential: any customer or Subscriber lists; any lists, notes, or compilations which contain the names, addresses, telephone numbers or any contract information for or relating to the Subscribers; monitoring information and Subscriber codes and passwords; and copies of contracts, agreements, and related documents between the Company and the Subscribers under the Alarm Accounts.

                  19.3 Enforcement. Stockholder acknowledges and agrees that the time, scope, geographic area and other provisions of Sections 19.1 and 19.2 have been specifically negotiated by sophisticated parties and specifically hereby agree that such time, scope, geographic


Page 36 STOCK PURCHASE AGREEMENT
area and other provisions are reasonable under the circumstances. Stockholder further agrees that if, at any time, despite the express agreement of the parties hereto, a court of competent jurisdiction holds that any portion of Sections 19.1 and 19.2 are unenforceable for any reason, the maximum restrictions of time, scope or geographic area reasonable under the circumstances, as determined by such court, will be substituted for any such restrictions held unenforceable. Stockholder agrees that Buyer will suffer irreparable harm if any of the Stockholder fails to comply with the provisions of Section 19 this Agreement and that Buyer will be entitled to injunctive relief to enforce the terms of this Agreement in addition to any other remedies available to Buyer.


Page 37 STOCK PURCHASE AGREEMENT

              20. Miscellaneous.

                  20.1 Notices. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication is served personally, or by facsimile (with verbal verification of complete receipt), service shall be conclusively deemed made at the time of such personal service or facsimile transmission. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given seventy-two (72) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

      If to Company or Stockholder:       Jeffrey E. Kerr
                                          Able Alarms of Arizona, Incorporated
                                          4114 E. Indian School Road
                                          Phoenix, Arizona 85018
                                          Telecopier:  (602) 956-0498

      With a copy to:                     Thomas F. Harper
                                          Bryan Cave LLP
                                          2800 N. Central Avenue, 21st Floor
                                          Phoenix, Arizona 95004
                                          Telecopier:  (602) 226-5938

      If to Buyer:                        Protection One Alarm Monitoring, Inc.
                                          3900 S.W. Murray Boulevard
                                          Beaverton, Oregon 97005
                                          Attention:  John W. Hesse
                                          Telecopier:  (503) 520-6099

                                          and

                                          Protection One Alarm Monitoring, Inc.
                                          6011 Bristol Parkway
                                          Culver City, California 90230
                                          Attention:  John E. Mack III
                                          Telecopier:  (310) 649-3855


Page 38 STOCK PURCHASE AGREEMENT

      With a copy to:                     David R. Ludwig
                                          Farleigh, Wada & Witt, P.C.
                                          121 S.W. Morrison Street, Suite 600
                                          Portland, Oregon  97204
                                          Telecopier:  (503) 228-1741

Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner provided hereby to the other party or parties hereto.

                  20.2 Modifications or Amendments. No amendment, change or modification of this document shall be valid unless in writing and signed by all parties hereto.

                  20.3 Waiver. No reliance upon or waiver of one or more provisions of this Agreement shall constitute a waiver of any other provisions hereof. All waivers must be in writing and signed by the party waiving compliance.

                  20.4 Knowledge of Parties. Where any representation or warranty contained in this Agreement is expressly qualified by a reference to knowledge, information and/or belief of the party making such representation and warranty, such party shall have made reasonable inquiry as to the matters that are the subject of such representations and warranties.

                  20.5 Binding Effect. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and, to the extent permitted by Section 20.6, assigns.

                  20.6 Assignment. The Company and Stockholder may not assign any rights or delegate any duties under the Agreement with the prior written consent of Buyer (including without limitation any rights in and to the Deferred Payment).

                  20.7 Separate Counterparts. This document may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and shall be one and the same instrument.

                  20.8 Further Assurances. Each of the parties hereto shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

                  20.9 Applicable Law; Severability; Attorney's Fees. This Agreement shall, in all respects, be governed by the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California. Nothing contained herein


Page 39 STOCK PURCHASE AGREEMENT
shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision contained herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail but the provision of this document which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. In the event any action or arbitration is instituted by a party hereto to enforce or construe any term or to recover damages resulting from the breach of any term of this Agreement, the prevailing party in such action or arbitration shall be entitled to such reasonable attorney's fees and costs and expenses (including the costs of the arbitrator) as may be fixed by the court or arbitrator. The jurisdiction for any arbitration or judicial proceedings brought by either party against the other party with respect to this Agreement shall be Los Angeles County, California.

                  20.10 Arbitration. Either party may elect to require that any controversy arising out of or relating to this Agreement be determined by arbitration in accordance with the then effective commercial arbitration rules of American Arbitration Association. All statutes of limitation which would otherwise be applicable shall apply to the arbitration proceeding. Any judgment upon the award rendered pursuant to arbitration may be entered in any court having jurisdiction. In lieu of using the American Arbitration Association, the parties may agree to select a single arbitrator who is experienced in the alarm industry. If any legal action or other proceeding has been brought by either party to construe, interpret or enforce this Agreement; (i) the party who is the defendant or respondent in such proceeding shall be deemed to have waived the option to arbitrate if a general appearance is made in such proceeding prior to filing a claim in arbitration and (ii) the party who is the plaintiff or petitioner in such proceeding shall be deemed to have waived the option to arbitrate if a claim for arbitration is not filed within sixty (60) days after a general appearance has been made by the adverse party in such proceeding. If either party exercises the option to arbitrate, arbitration shall be mandatory and any pending judicial proceeding shall be stayed except to the extent permitted in this section.

                  20.11 Provisional Remedies. The following remedies may be exercised by either party regardless of whether an arbitration proceeding is then pending and without waiving any right to require arbitration: (i) injunctive or other equitable relief to the extent such relief does not conflict with any arbitration award; and/or (ii) set off or recoupment.

                  20.12 Captions. Any captions to the sections of this Agreement are solely for the convenience of the parties and are not a part of this Agreement and shall not be used for the determination of the validity of this Agreement or any provision therefor.

                  20.13 Entire Agreement. This document, together with any exhibits, schedules or documents attached hereto, or delivered and initialed by the parties in connection herewith, constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement.


Page 40 STOCK PURCHASE AGREEMENT

                  20.14 No Third Party Beneficiaries. Nothing contained in this Agreement shall be construed to give any person other than Buyer, the Company and Stockholder any legal or equitable right, remedy or claim under or with respect to this Agreement.

                  20.15 Confidentiality. Each party shall hold in confidence the fact of the existence of and all economic and other terms of this Agreement and the transactions contemplated herein (collectively, "Confidential Terms"). The parties agree that disclosure of any Confidential Terms shall be limited solely to management of and advisors to Buyer and Stockholder on a "need to know" basis, and such management and advisors shall be advised of and agree to be bound by the provisions of this Section 20.15. In furtherance and not in limitation of the foregoing, no statements shall be issued regarding this Agreement or the economic or other terms of the transactions contemplated herein without the prior written consent of Buyer and Stockholder. Notwithstanding anything to the contrary set forth in this Agreement or any other documents executed by the parties, Buyer is authorized to disclose the existence of and all economic and other terms of this Agreement in connection with any state or federal securities filings, offering circulars, registration statements, or loan agreements of Buyer or its parent company, Protection One, Inc.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

COMPANY:                                   ABLE ALARMS OF ARIZONA, INCORPORATED


                                           By:
                                              ----------------------------------
                                           Title:
                                                 -------------------------------

STOCKHOLDER:



                                           Jeffery E. Kerr

BUYER:                                     PROTECTION ONE ALARM MONITORING, INC.


                                           By:
                                              ----------------------------------
                                           Its:
                                              ----------------------------------


Page 41 STOCK PURCHASE AGREEMENT

                                 SCHEDULE 1.3(A)

                               ASSUMED LIABILITIES


(a) Assumed Liabilities Not Deducted from the Purchase Price - The obligations of the Company to Subscribers described in Section 1.3.

(b)     Assumed Liabilities Deducted from the Purchase Price - None.


Page 42 STOCK PURCHASE AGREEMENT

                                  SCHEDULE 1.15

                         CLOSING PURCHASE PRICE SCHEDULE


Closing Price Components

1.      Fifty percent (50%) of the QRR of the Alarm Accounts of
        $            , multiplied by a factor of thirty-eight (38):                  $
         ------------                                                                 -----------------
        less
2.      The Unearned Income of $            :                                        $
                                ------------                                          -----------------
        less

3.      The Assumed Liabilities, if any, described in subparagraph
        (b) of SCHEDULE 1.3 of the Closing Addendum                                  $
                                                                                      -----------------
        PURCHASE PRICE                                                               $
                                                                                      =================

        DEFERRED PAYMENT
        (Twelve percent (12%) of the QRR of the Alarm Accounts of $            ,
                                                                   ------------
        multiplied by a factor of thirty-nine (39)) $                                $
                                                                                      -----------------
        CLOSING PAYMENT
        (The Purchase Price less the Deferred Payment, comprised of $
                                                                     ----------
        payable by check or wire transfer (sixty percent (60%) of the Purchase
        Price, less the Deferred Payment) and of          shares of Pro One
                                                 --------
        Stock ($           divided by the Closing Value (forty percent (40%) of
                ----------
        the Purchase Price)) $                                                       $
                                                                                      -----------------


Page 43 STOCK PURCHASE AGREEMENT

                                   SCHEDULE 5

                        STOCKHOLDER'S DISCLOSURE SCHEDULE


See attached.

Stockholder has employed Advent Financial as a broker, finder or agent in this transaction and has agreed to pay Advent Financial a brokerage fee, finder's fee or commission in connection with the transactions contemplated by this Agreement.


Page 44 STOCK PURCHASE AGREEMENT

                                   SCHEDULE 6

                           BUYER'S DISCLOSURE SCHEDULE


               None.


Page 45 STOCK PURCHASE AGREEMENT

                                  SCHEDULE 8.3

                      MAINTENANCE AND MONITORING AGREEMENT


See attached.


Page 46 STOCK PURCHASE AGREEMENT

                                  SCHEDULE 9.3

                                LICENSE AGREEMENT


See attached.

Page 47 STOCK PURCHASE AGREEMENT

                                  SCHEDULE 9.4

                                ONGOING AGREEMENT


See attached.

Page 48 STOCK PURCHASE AGREEMENT

                                SCHEDULE 10.1(IV)

                           EXISTING LITIGATION CLAIMS


None.

Page 49 STOCK PURCHASE AGREEMENT

                                 SCHEDULE 12.12

               FORM OF REGISTRATION RIGHTS AGREEMENT AND AFFIDAVIT


See attached.

Page 50 STOCK PURCHASE AGREEMENT

                                   SCHEDULE 18

                                 KEY EXECUTIVES


Jeffrey E. Kerr

Page 51 STOCK PURCHASE AGREEMENT

                      ADDENDUM TO STOCK PURCHASE AGREEMENT

DATED:          June 30, 1997

BETWEEN:        Protection One Alarm Monitoring, Inc.,
                a Delaware corporation
                3900 S.W. Murray Boulevard
                Beaverton, Oregon 97005                 ("Buyer")

AND:            Able Alarms of Arizona, Incorporated,
                an Arizona corporation
                4114 East Indian School Road
                Phoenix, Arizona 85018                  ("Company")

AND:            Jeffrey E. Kerr
                4114 East Indian School Road
                Phoenix, Arizona 85018                  ("Stockholder")

                On June 20, 1997, the parties executed and delivered a Stock Purchase Agreement (the "Agreement").

                NOW THEREFORE, the parties agree as follows:

                1. Defined Terms. Unless given a different meaning herein, all capitalized terms used in this Addendum to Asset Purchase Agreement ("Closing Addendum") shall have the meanings ascribed to them in the Agreement.

                2. Continuing Effectiveness. Except as expressly modified herein, all of the terms, conditions, covenants and exhibits set forth in the Agreement remain in full force and offset among the parties.

                3. Closing Date and Closing Value. The Closing Date is June 30, 1997. The Closing Value for the shares of Pro One Stock of Parent issued to Company at Closing is Thirteen and Twenty-Five One Thousands Dollars ($13.025) per share.

                4. Closing Date Exhibits. The following Exhibits are attached hereto and incorporated in this Closing Addendum and the Agreement by this reference:

                        a.      Schedule 1.1 - Alarm Accounts.

                        b.      Schedule 1.2 - Excluded Assets.

                        c.      Schedule 1.3(a) - Assumed Liabilities.

                d.      Schedule 1.3(b) - Excluded Liabilities.

                e.      Schedule 1.14 - Other Property.

                f.      Schedule 1.15 - Closing Purchase Price Schedule.

                g.      Schedule 1.20 - Telephone Lines.

                h.      Schedule 4.1 - Third-Party Guarantees.

                i.      Schedule 4.2 - Contracts and Agreements.

                j.      Schedule 4.3 - Restrictive Agreements.

                k.      Schedule 5 - Stockholder's Disclosure Schedule.

                l.      Schedule 10.1(iv) - Existing Litigation Claims.

        5. Purchase Price. At the Closing the Purchase Price for the AAA Stock purchased hereunder is One Million Nine Hundred Fourteen Thousand Five Hundred Ninety and 57/100 Dollars ($1,914,590.57) and is based on the calculations set forth in the Closing Purchase Price Schedule attached as
Schedule 1.15.

        6. Payment of Purchase Price. Buyer shall pay to Stockholder the following:

                a. At the Closing, the Closing Date Payment is One Million Three Hundred Sixty-Three Thousand Four Hundred Thirty-Seven and 03/100 Dollars ($1,363,437.03), which shall be paid as follows:

                        i. The sum of Five Hundred Ninety-Seven Thousand Six Hundred and 80/100 Dollars ($597,600.80) shall be paid to Stockholder in cash by wire transfer to the account or accounts designated by Stockholder.

                        ii. The sum of Seven Hundred Sixty-Five Thousand Eight Hundred Thirty-Six and 23/100 Dollars ($765,836.23) shall be paid to Stockholder by delivery of Fifty-Eight Thousand Seven Hundred Ninety-Seven (58,797) shares of Pro One Stock within two (2) business days of the date hereof (based upon the Closing Value of Thirteen and 25/1000 Dollars [$13.25]) per share and payment in cash of the sum of Five and 34/100 Dollars ($5.34) in lieu of issuing fractional shares will be wire transferred pursuant to Section 6(a)(i) hereof.

                b. The Deferred Payment amount is Five Hundred Fifty-One Thousand One Hundred Fifty-Three and 54/100 Dollars ($551,153.54).

        7. Keys. Stockholder shall return to the Subscribers any and all keys in the Company's possession for such Subscribers as of the Closing Date within ninety (90) days of the Closing Date.

        8. Stub Tax Return Filing. Section 8.1 of the Agreement is hereby amended in its entirety to provide as follows:

        Stockholder, at his sole expense, shall prepare and file within ninety
        (90) days after the Closing Date all federal, state and local tax returns of the Company for all periods prior to the Closing Date which are required to be filed and shall provide Buyer with all copies of such returns and related work papers.

        9. Access to Books and Records. Section 9.1 of the Agreement is hereby amended in its entirety to provide as follows:

        For a period of two (2) years after the Closing Date, Stockholder agrees that he shall store all books and records of the Company. Stockholder agrees during that period that Buyer and its representatives shall have access to all such books and records. As the expiration of such two (2) year period or at such earlier time as requested by Buyer, Seller shall at buyer's expense deliver such books and records to Buyer at such location or locations designated by Buyer.

        10. Certification of Stockholder. Stockholder certifies that all representations and warranties of the Company and Stockholder set forth in
Section 5 of the Agreement are true and correct as of the Closing Date and that the Company and Stockholder has, in all material respects, complied with and performed the terms, covenants, agreements and conditions required to be performed by the Company and Stockholder as of the Closing Date under the Agreement.

        11. Certification of Buyer. Buyer certifies that all representations and warranties of Buyer set forth in Section 6 of the Agreement are true and correct as of the Closing Date and that Buyer has, in all material respects, complied with and performed the terms, covenants, agreements and conditions required to be performed by Buyer as of the Closing Date under the Agreement.

        12. Exchange of Pro One Stock. Section 3.2.2. of the Agreement is hereby amended in its entirety to provide as follows:

        If the Registration Statement filed by Parent shall not have become effective by August 31, 1997, then Stockholder shall have the option for a period of ten (10) days thereafter either (i) to elect to tender to Buyer the stock certificates (the "Certificates") for the Pro One Stock delivered by Buyer to Stockholder pursuant to

        Section 3.1.1(b), and Buyer, upon receipt of such Certificates, shall pay to Stockholder an amount equal to forty percent (40%) of the Purchase Price, less any amounts paid at the closing for any fractional share of Pro One Stock to which Stockholder would be entitled, by check or wire transfer to Stockholder (the "Cash Payment"); or (ii) to retain the Pro One Stock as "restricted stock" in lieu of the registration of the Pro One Stock. If Stockholder elects to tender such Certificates to Buyer, concurrently with Stockholder's receipt of the cash Payment, the Pro One Stock represented by the Certificates shall be null and void ab initio or, at Parent's option, redeemed, retired or repurchased. In either event, Parent shall have no further obligation to register the Pro One Stock.

        13. Waiver. Buyer hereby waives any objection or claim it may have to Alarm Accounts on the basis that they are not evidenced by written contracts.

        14. Increase in Fees. Section 5.18 of the Agreement is hereby amended in its entirety to provide as follows:

        Since January 1, 1997, the company has not increased recurring monitoring charges or service charges payable by the Company's retail Subscribers, other than for additions or changes in services or protection except for two classes of Subscribers whose fees were increased in 1997 described below:

        (i) Persons who became Subscribers from January 1, 1996, through June 1996 whose fees were increased for services provided after June 1, 1997, whose fees would have otherwise been subject to a general increase which was effective in October 1996;

        (ii) Persons who are Subscribers under the Alarm Net radio monitoring system whose fees for services were increased on or about June 18, 1997.

        15. Registration. In connection with the Registration Statement as provided in Section 3.2.1 and Exchange of Pro One Stock as provided in Section
3.2.2 of the Agreement, Buyer makes the following representations and warranties:

             a. Parent has been advised that the Securities and Exchange Commission ("SEC") intends to commence a full review of the Registration Statement which includes Parent's Form 10-K and applicable other filings of the Parent with the SEC.

                b. Buyer is not aware of any facts, circumstances or reasons that Buyer and the Registration Statement are not in compliance in all material respects with all applicable Federal and securities laws.

                c. Buyer is not aware of any facts, circumstances or reasons why the Registration Statement should not be able to be declared effective on or before August 31, 1997.

                d. The SEC has advised Parent that the SEC does not as a matter of policy reveal why a registration statement is being reviewed. Buyer is not aware of any facts, circumstances or reasons why the SEC would desire a full review of the Registration Statement except it is being done pursuant to the SEC's routine program of periodic reviews of companies registering new shares and in light of Parent's filing of several similar registration statements, all of which have been declared effective by the SEC.

        16. Brokers. Section 5.24 of the Agreement is hereby amended in its entirety to provide as follows:

        Buyer has not employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder's fee or commission in connection with the transactions contemplated by this Agreement, except Dennis J. Preato (dba) Advent Financial, for which Stockholder shall be solely responsible for payment of all brokerage fees, finder's fees or commissions.

        IN WITNESS WHEREOF, the parties have executed this Closing Addendum as of the date first written above.

BUYER:                          PROTECTION ONE ALARM MONITORING, INC.,
                                a Delaware corporation


                                By: /s/ JOHN B. MACK, III
                                   -------------------------------------------
                                   John B. Mack, III, Executive Vice President

STOCKHOLDER:

                                By: /s/ JEFFREY E. KERR
                                   -------------------------------------------
                                   Jeffrey E. Kerr

COMPANY:                                ABLE ALARMS OF ARIZONA, INCORPORATED,
                                        an Arizona corporation


                                        By: /s/ JEFFREY E. KERR
                                           --------------------------------
                                        Title: President